Exhibit 99.1

News From:	For Immediate Release:

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2010 RESULTS
Ann Arbor, Michigan — February 25, 2011
     Kaydon Corporation (NYSE:KDN) today announced its results for the fourth fiscal quarter and full year ended December 31, 2010.
Consolidated Results
     Sales in the fourth fiscal quarter of 2010 were $105.0 million, compared to sales of $108.9 million in the fourth quarter of 2009.
     Operating income was $17.1 million in the fourth quarter of 2010, compared to $18.0 million in the fourth quarter of 2009. The fourth quarter of 2010 included $1.4 million of net costs associated with due diligence efforts for acquisitions and a previously announced manufacturing consolidation program, partially offset by a small gain associated with the curtailment of certain postretirement benefits, while the fourth quarter of 2009 included gains of $1.3 million associated with the curtailment of postretirement benefits. Adjusting for these items, operating income was $18.5 million in the fourth quarter of 2010, compared to $16.7 million in the fourth quarter of 2009.
     Net income for the fourth quarter of 2010 was $11.3 million, compared to net income of $11.4 million in the fourth quarter of 2009. Diluted earnings per share equaled $.34 in the fourth quarter of 2010 and 2009. Adjusting for the items noted above, net income was $12.2 million, or $.37 per share on a diluted basis, in the fourth quarter of 2010 compared to $10.6 million, or $.31 per share on a diluted basis, in the fourth quarter of 2009.
     EBITDA equaled $24.6 million, or 23.5 percent of sales, during the fourth quarter of 2010, compared to $25.6 million, also 23.5 percent of sales, during the fourth quarter of 2009. EBITDA comparisons are also affected by the items noted above. Adjusting for these items, EBITDA was $25.7 million, or 24.5 percent of sales, in the fourth quarter of 2010, compared to $24.3 million, or 22.3 percent of sales, in the fourth quarter of 2009.

     The fourth quarter 2010 effective tax rate was 34.1 percent compared to 36.7 percent in the 2009 fourth quarter, due to the full availability of the Domestic Manufacturing Deduction and the planned permanent reinvestment of earnings of certain international operations.
     Full year 2010 sales totaled $464.0 million compared to $441.1 million for full year 2009. Sales growth in our core industrial businesses more than offset lower sales to our wind energy and military end markets. Full year 2010 diluted earnings per share totaled $1.67 per share compared to $1.37 per share in full year 2009. Adjusting for the items noted above, full year 2010 diluted earnings per share totaled $1.76 per share compared to $1.22 per share in full year 2009.
     This press release includes certain non-GAAP measures, including EBITDA, free cash flow, and as adjusted operating income, EBITDA, net income, and earnings per share — diluted. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented, “We are pleased with 2010 as we delivered solid results for both the full year and the most recent quarter. We were well positioned to benefit from a still strengthening industrial environment while effectively managing the long anticipated, public policy-driven moderation in both our renewable energy and military businesses. Through the fourth quarter, and continuing thus far into 2011, we see continued evidence, both tangible and anecdotal, of further improvement in most of our industrial businesses, notably in the heavy equipment, industrial machinery, medical and semiconductor markets. This strength will help offset moderation in wind energy, as the renewable energy business awaits the substantive energy policy required for sustained growth, and the expected decline of certain military programs, which had been in a “ramp up” mode in the prior year.
     “Both sales and orders from our industrial end markets increased over 20 percent in the fourth quarter of 2010. With increased order and quotation activity in traditionally later cycle sectors, such as heavy equipment and industrial machinery, we should continue to see strengthening in shipments as the year progresses.
     “Our performance in fiscal 2010 demonstrated the benefits of market leadership in well diversified end markets. During 2010, we generated the highest annual operating cash flow in Kaydon’s long history. Structural cost reductions made during the Great Recession, together with strong positioning in attractive industrial end markets, have produced consistent, solid results during both the worst recession in over a generation and a recovery that has thus far been below standard by many measures. Our ability to maximize free cash flow during this period has allowed us to return cash to our shareholders in the form of enhanced dividends and increased share repurchases while reinvesting in our business, both organically and through acquisition as illustrated by today’s announced agreement to acquire HAHN-Gasfedern GmbH.”

Segment Results and Review
     Friction Control Products sales in the fourth quarter of 2010 were $61.5 million, compared to $72.9 million in the 2009 fourth quarter. The decline, which we anticipated, was attributable to lower wind energy and military sales. Wind energy sales were $12.5 million in the fourth quarter of 2010 compared to $21.3 million in the fourth quarter of 2009. Fourth quarter 2010 sales to non-wind markets totaled $49.1 million compared to $51.6 million in the fourth quarter of 2009, as growth in sales to our industrial markets were offset by the anticipated wind down of a major military program.
     Fourth quarter 2010 Friction Control Products operating income totaled $11.8 million, compared to $12.7 million in the prior fourth quarter. Fourth quarter 2010 included $0.7 million in costs associated with a previously discussed manufacturing consolidation program. An improved mix, weighted more heavily towards industrial end markets, offset the margin decline from lower volume from wind energy and military sales.
     Velocity Control Products sales in the fourth quarter of 2010 were $14.9 million, compared to $11.8 million in the fourth quarter of 2009. Operating income for this segment totaled $2.8 million in the fourth quarter of 2010, compared to $1.3 million earned in the fourth quarter of 2009, due to improved sales.
     Other Industrial Products sales equaled $28.5 million in the fourth quarter of 2010, compared to $24.2 million in the prior year fourth quarter. Operating income equaled $3.5 million in the fourth quarter of 2010, compared to operating income of $3.1 million in the fourth quarter of 2009, due to improved sales.
Order Activity
     Orders were $100.8 million in the fourth quarter of 2010, compared to $77.2 million in the fourth quarter of 2009. Wind energy orders were $8.6 million in the fourth quarter of 2010, compared to $0.9 million in the fourth quarter of 2009. Full year 2010 non-wind orders have exceeded sales with a book-to-bill ratio of 1.02. Full year 2010 wind energy orders were $71.9 million, compared to $49.3 million in the full year of 2009. Backlog at December 31, 2010 was $200.9 million, compared to $205.0 million at October 2, 2010, and $218.5 million at December 31, 2009.
Financial Position and Free Cash Flow
     Free cash flow, a non-GAAP measure defined by the Company, was $23.4 million in the fourth quarter of 2010, compared to $19.7 million in the fourth quarter of 2009. For the full year of 2010, net cash generated from operating activities was a record $93.9 million, compared to $66.2 million in the full year of 2009, while full year 2010 free cash flow totaled a record $78.6 million compared to $55.4 million in the full year of 2009.

     On October 4, 2010, the Company paid common stock dividends of $.19 per share or an aggregate of $6.4 million. For the full year of 2010, the Company paid common stock dividends of $24.5 million. During the fourth quarter of 2010 the Company repurchased 500,500 shares of common stock for $18.3 million. For the full year of 2010, the Company repurchased 741,754 shares for $27.0 million. In aggregate, the Company returned $51.5 million to its shareholders in 2010 while investing almost $20 million in capital expenditures and growth programs to further enhance the long term value of our businesses.
     As of December 31, 2010, the Company had unrestricted cash totaling $286.6 million. During the third quarter of 2010 the Company entered into a $250 million senior revolving credit facility with a syndicate of banks which provides for borrowings by the Company for working capital and other general corporate purposes, including acquisitions. The Company had no borrowing against this facility and no other debt outstanding as of December 31, 2010.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2010 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-378-4361 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the internet at:
http://w.on24.com/r.htm?e=279179&s=1&k=E7A03E2D34AE4A6773785D0F34B37021
or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Fourth Quarter and Full Year 2010 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Friday, March 4, 2011 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 4594491.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #

     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary Chairman and Chief Executive Officer (734) 680-2025 Peter C. DeChants Senior Vice President and Chief Financial Officer (734) 680-2009	READ IT ON THE WEB http://www.kaydon.com

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Net sales	$104,963,000	$108,855,000	$463,988,000	$441,145,000
Cost of sales	66,430,000	71,167,000	299,363,000	297,280,000

Gross profit	38,533,000	37,688,000	164,625,000	143,865,000
Selling, general and administrative expenses	21,428,000	19,727,000	83,006,000	72,527,000

Operating income	17,105,000	17,961,000	81,619,000	71,338,000
Interest expense	(98,000)	(62,000)	(231,000)	(247,000)
Interest income	171,000	108,000	486,000	537,000

Income before income taxes	17,178,000	18,007,000	81,874,000	71,628,000
Provision for income taxes	5,864,000	6,601,000	25,829,000	25,672,000

Net income	$11,314,000	$11,406,000	$56,045,000	$45,956,000

Earnings per share:
Basic	$0.34	$0.34	$1.67	$1.37

Diluted	$0.34	$0.34	$1.67	$1.37

Dividends declared per share	$0.19	$0.18	$0.74	$0.70

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$286,648,000	$262,403,000
Accounts receivable, net	76,010,000	77,977,000
Inventories, net	88,253,000	88,796,000
Other current assets	16,384,000	16,601,000

Total current assets	467,295,000	445,777,000
Property, plant and equipment, net	169,597,000	175,716,000
Goodwill, net	143,428,000	143,891,000
Other intangible assets, net	18,047,000	21,552,000
Other assets	2,965,000	1,008,000

Total assets	$801,332,000	$787,944,000

Liabilities and Shareholders’ Equity:
Accounts payable	$16,944,000	$21,353,000
Accrued expenses	36,085,000	26,731,000

Total current liabilities	53,029,000	48,084,000
Long-term liabilities	39,165,000	39,895,000
Shareholders’ equity	709,138,000	699,965,000

Total liabilities and shareholders’ equity	$801,332,000	$787,944,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$11,314,000	$11,406,000	$56,045,000	$45,956,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,280,000	5,201,000	20,925,000	19,836,000
Amortization of intangible assets	872,000	1,072,000	3,585,000	4,283,000
Amortization of stock awards	1,037,000	1,017,000	4,035,000	4,121,000
Stock option compensation expense	323,000	319,000	1,314,000	1,300,000
Excess tax benefits from stock-based compensation	—	(113,000)	(186,000)	(52,000)
Deferred financing fees	97,000	62,000	231,000	248,000
Non-cash postretirement benefits curtailment gain	(385,000)	(1,308,000)	(3,451,000)	(7,613,000)
Net change in receivables, inventories and trade payables	7,116,000	4,167,000	(2,417,000)	(2,577,000)
Contributions to qualified pension plans	(657,000)	—	(2,271,000)	(14,846,000)
Net change in other assets and liabilities	2,478,000	231,000	16,054,000	15,525,000

Net cash from operating activities	27,475,000	22,054,000	93,864,000	66,181,000
Cash flows from investing activities:
Capital expenditures	(4,117,000)	(2,401,000)	(15,397,000)	(11,986,000)
Dispositions of property, plant and equipment	34,000	43,000	141,000	1,229,000
Proceeds from sales of investments	—	1,082,000	—	5,145,000

Net cash used in investing activities	(4,083,000)	(1,276,000)	(15,256,000)	(5,612,000)
Cash flows from financing activities:
Cash dividends paid	(6,356,000)	(6,043,000)	(24,477,000)	(23,207,000)
Purchase of treasury stock	(18,254,000)	—	(27,043,000)	(8,871,000)
Credit facility issuance costs	(13,000)	—	(1,948,000)	—
Excess tax benefits from stock-based compensation	—	113,000	186,000	52,000
Proceeds from exercise of stock options	49,000	—	153,000	24,000

Net cash used in financing activities	(24,574,000)	(5,930,000)	(53,129,000)	(32,002,000)
Effect of exchange rate changes on cash and cash equivalents	(972,000)	(286,000)	(1,234,000)	838,000

Net increase (decrease) in cash and cash equivalents	(2,154,000)	14,562,000	24,245,000	29,405,000
Cash and cash equivalents — Beginning of period	288,802,000	247,841,000	262,403,000	232,998,000

Cash and cash equivalents — End of period	$286,648,000	$262,403,000	$286,648,000	$262,403,000

KAYDON CORPORATION
EARNINGS PER SHARE

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Earnings per share — Basic
Net income	$11,314,000	$11,406,000	$56,045,000	$45,956,000
Less: Net earnings allocated to participating securities — Basic	(119,000)	(124,000)	(602,000)	(527,000)

Income available to common shareholders — Basic	$11,195,000	$11,282,000	$55,443,000	$45,429,000
Weighted average common shares outstanding — Basic	32,935,000	33,226,000	33,112,000	33,250,000

Earnings per share — Basic	$0.34	$0.34	$1.67	$1.37

Earnings per share — Diluted
Net income	$11,314,000	$11,406,000	$56,045,000	$45,956,000
Less: Net earnings allocated to participating securities — Diluted	(119,000)	(124,000)	(602,000)	(527,000)

Income available to common shareholders — Diluted	$11,195,000	$11,282,000	$55,443,000	$45,429,000
Weighted average common shares outstanding — Diluted
Weighted average common shares outstanding — Basic	32,935,000	33,226,000	33,112,000	33,250,000
Potential dilutive shares resulting from stock options	22,000	23,000	25,000	17,000

Weighted average common shares outstanding — Diluted	32,957,000	33,249,000	33,137,000	33,267,000

Earnings per share — Diluted	$0.34	$0.34	$1.67	$1.37

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
Net sales	2010	2009	2010	2009
Friction Control Products	$61,533	$72,929	$299,009	$296,420
Velocity Control Products	14,929	11,756	60,208	46,358
Other Industrial Products	28,501	24,170	104,771	98,367

Total consolidated net sales	$104,963	$108,855	$463,988	$441,145

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
Operating income	2010	2009	2010	2009
Friction Control Products	$11,761	$12,681	$61,317	$50,314
Velocity Control Products	2,843	1,297	14,265	6,488
Other Industrial Products	3,515	3,069	9,031	8,536

Total segment operating income	18,119	17,047	84,613	65,338
Items not allocated to segment operating income	(1,014)	914	(2,994)	6,000
Interest expense	(98)	(62)	(231)	(247)
Interest income	171	108	486	537

Income before income taxes	$17,178	$18,007	$81,874	$71,628

     The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments, which do not meet the quantitative thresholds for separate disclosure and do not meet the criteria for aggregation with other operating segments to create an additional reporting segment, are combined and disclosed as “Other Industrial Products.” The Company’s Sealing Products operating segment no longer meets the quantitative threshold for separate disclosure as a reporting segment and its results are shown in the “Other Industrial Products” caption. Prior period results have been reclassified to conform to this presentation.

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
Free cash flow, as defined (non-GAAP)	2010	2009	2010	2009
Net cash from operating activities (GAAP)	$27,475	$22,054	$93,864	$66,181
Capital expenditures, net of dispositions	(4,083)	(2,358)	(15,256)	(10,757)

Free cash flow, as defined (non-GAAP)	$23,392	$19,696	$78,608	$55,424

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
EBITDA, as defined (non-GAAP)	2010	2009	2010	2009
Net income (GAAP)	$11,314	$11,406	$56,045	$45,956
Net interest (income)/expense	(73)	(46)	(255)	(290)
Provision for income taxes	5,864	6,601	25,829	25,672
Depreciation and amortization of intangible assets	6,152	6,273	24,510	24,119
Stock-based compensation expense (1)	1,360	1,336	5,349	5,421

EBITDA, as defined (non-GAAP)	$24,617	$25,570	$111,478	$100,878

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.
Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to access additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
Operating income, as adjusted	2010	2009	2010	2009
Operating income (GAAP)	$17,105	$17,961	$81,619	$71,338
Manufacturing consolidation costs	740	—	3,665	—
Due diligence costs	1,027	—	3,989	197
Benefit plan curtailment (gains)	(385)	(1,308)	(3,451)	(7,613)

Operating income, as adjusted (non-GAAP)	$18,487	$16,653	$85,822	$63,922

EBITDA, as adjusted
EBITDA, as defined above (non-GAAP)	$24,617	$25,570	$111,478	$100,878
Manufacturing consolidation costs, net of depreciation	435	—	2,531	—
Due diligence costs	1,027	—	3,989	197
Benefit plan curtailment (gains)	(385)	(1,308)	(3,451)	(7,613)

EBITDA, as adjusted (non-GAAP)	$25,694	$24,262	$114,547	$93,462

Net income, as adjusted
Net income (GAAP)	$11,314	$11,406	$56,045	$45,956
Manufacturing consolidation costs (2)	487	—	2,514	—
Due diligence costs (2)	676	—	2,690	128
Benefit plan curtailment (gains) (2)	(253)	(829)	(2,330)	(4,903)

Net income, as adjusted (non-GAAP) (2)	$12,224	$10,577	$58,919	$41,181

(2)	Taxed at effective tax rate for each quarter

Earnings per share - diluted, as adjusted
Earnings per share — Diluted (GAAP)	$0.34	$0.34	$1.67	$1.37
Manufacturing consolidation costs	0.01	—	0.08	—
Due diligence costs	0.02	—	0.08	—
Benefit plan curtailment (gains)	(0.01)	(0.03)	(0.07)	(0.15)

Earnings per share — Diluted, as adjusted (non-GAAP)	$0.37	$0.31	$1.76	$1.22

Kaydon’s management believes that certain non-GAAP measures of operating income, as adjusted, EBITDA, as adjusted, net income, as adjusted, and earnings per share — diluted, as adjusted, provide investors with additional information to assess the Company’s financial performance by creating better comparative data year over year. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.